Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 24, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY COMPLETES $150 MILLION INCREASE IN AND

AMENDMENT TO CREDIT FACILITY

DALLAS, January 24, 2012— Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) today announced the completion of a $150 million increase in and amendment to the Partnership’s revolving credit facility. The amendment to the Partnership’s existing credit facility raises total borrowing capacity to $635 million and provides additional financial flexibility during the remaining four-year term of the facility.  The revolving credit facility is supported by a syndicate of 17 banks led by Bank of America Merrill Lynch as the lead arranger.

“Our strong operational and financial performance has allowed us to improve our credit facility, and we appreciate the support of our lender group that facilitated this transaction,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “The amendment gives us the necessary financial flexibility so we can execute our growth strategy with confidence. We are taking advantage of numerous opportunities in this robust environment to expand our business while continuing to provide our customers with top-quality service and building value for our investors.”

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

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This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to the Partnership’s financial flexibility and prospects.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements.  The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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